Exhibit 23.3

Financial Strategies Consulting Group, LLC
Telephone 925.283.5774
3650 Mount Diablo Blvd., Suite 210	Facsimile 925.283.5103
Lafayette, CA 94549	www.fscg.com

October 22, 2007

Mr. Derek Bertocci

Chief Financial Officer

BioForm Medical, Inc.

1875 S. Grant Street, Suite 110

San Mateo, CA 94402

Re:	Written consent to reference Financial Strategies Consulting Group, LLC valuation in Form S-l filing of BioForm Medical, Inc.

Dear Mr. Bertocci:

We hereby consent to the inclusion in the registration statement on Form S-l of BioForm Medical, Inc. for the registration of shares of its common stock and any amendments thereto (the “Registration Statement”) of references to our reports relating to the valuation of the common equity of BioForm Medical, Inc. and to references to our firm’s name therein.

In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The analyses and conclusions should not be construed, in whole or in part, as investment advice by anyone.

Sincerely,

Financial Strategies Consulting Group, LLC

By:	/s/ Gregory S. Ansel
Gregory S. Ansel
Principal